Exhibit 4.36
Human Resource Service Contract
Ref no. 2010001

Signing Date: March 20, 2010
Party A: Longtop (China) System Co., Ltd.
Party B: Xiamen Longtop Human Resource Service Co., Ltd.
To serve the business development purpose, Party A has established a long term human resource service partnership with Party B. According to the Labor Law of the People’s Republic of China, and other relevant laws and regulations regarding human resource agent service, both Parties enter into this Contract through friendly consultation.
Article 1 Human Resource Service Scale
1. Party B shall, pursuant to the laws and regulations, be responsible for the contracted employee’s personnel relations, labor relations, residential status, and social insurance procedure from the effective date of this Contract.
2. Party A shall provide the contracted employee with necessary working conditions, labor protection, occupational health and safety as stipulated in relevant regulations.
3. The contracted employees, their positions and job description, contracted term will be decided from time to time by Party A or it’s related parties. “The contracted employees list” shall be determined by both parties. In the case of Party A requires to adjust the number of the contracted employees or to change certain employees, Party A shall send written notice to Party B. Upon receiving the Party A’s notice, Party B shall provide Party A with the recommended personnel within the agreed term. “The contracted employees list” and Notice of personnel change in written form should be an appendix of this Contract with equal legal effect.
4. Party B acknowledges that its license for Human resource dispatch business is valid and is acquired legally.
Article 2 Other Human Resource Services
Other than the services stated in Article 1 of this Contract, Party B will, upon Party A’s request, provide other human resource services including but not limited to employee training, consultation, due diligence of employees and recruitment. Both parties may, upon Party A’s requirements, negotiate detailed service modes, service fee and others in a separate writing agreement.
Article 3 Option of the Contracted Employee
1. Party B recommends personnel according to Party A’s requirement. After evaluation, the qualified personnel will work in Party A’s premises as contracted employee from Party B.
2. Probationary period will be adopted based on the labor contract signed between the personnel and Party B. During the probation, if the Contracted employee can not meet the position requirement or breaches Party A’s work regulations, or has physical challenge to perform his or her duty, Party A shall present notice to Party B for returning of such personnel.
Article 4 The Management of the Contracted Employee
1. Party B shall, in compliant with China’s Law, establish personnel relations and sign valid labor contract with the Contracted employee. Party B is responsible for the personnel’s labor contracts management. The relationship between Party A and the dispatched personnel is labor dispatch relations instead of labor and employment relations.

2. Within 3 working days since both parties have confirmed the “The contracted employees list”, Party B shall provide Party A with the signed labor contract. In the case of changes made to the labor contract, Party B shall notify Party A about the changes in writing and shall provide Party A with the photocopy of the updated contract if required by Party A.
3. Subject to the labor contract signed, Party B is responsible for contracted employees’ salary, social security, housing funds and other welfare payment, and conducting personnel files and residence management.
4. Party B shall provide Party A with accurate and complete information about the contracted employee’s basic information upon Party A’s request.
5. Party A shall conduct routine management and assignment of the contracted employee in accordance with the relevant Laws and Party A’s policies. Party A is obliged to pay Party B the contract personnel management service fee on time and in full amount.
6. Party B may provide Party A with personnel (labor) policies consultation service. In the event of the contracted employee causes material losses to Party A, Party B shall assist Party A in investigating the liability.
7. Party B shall guarantee that the contracted employee will not be contracted to Party A’s competitors during the term of this Contract and within 3 years after such personnel ceased working for Party A. (A list of Party A’s competitors will be provided).
Article 5 Job Description of the Contracted Employee
1. The job description of the contracted employee is defined in this Contract.
2. If Party B, evaluated and verified by Party A, fails to meet the requirements of his or her position, Party A may make an adjustment to his or her position. During the term of this Contract, if business circumstances of Party A have changed, Party A may change the position of the contracted employee after consultation.
Article 6 Working Hours, Holidays and Leaves of the Contracted Employee
1. Depending on positions of the Contracted employee, Party A may adopt different working hour system according to Party A’s regulations.
(1)	Fixed working hours: 8 hours each working day; not exceeding 40 hours a week.

(2)	Complex working hours: average working days and working hours not exceeding standard working hour system stipulated by relevant regulations. In the case of working hour need to be extended, the exact working hour shall be decided through consultation by Party A and the contracted employee. The remuneration occurred to the overtime work shall be calculated between Party A and B, and will be paid to Party B by Party A.

(3)	Non-fixed working hours can be determined through mutual consultation by Party A and the contracted employee.
The adoption of the (2) and (3) working hours system shall be approved by labor administration department above county level.
2. Party B shall assure the contracted employee not decline work assignment due to the reason of taking annual leave.
3. The contracted employee is entitled to enjoy holidays and leaves such as public holidays, family leave, marriage leave, bereavement leave, maternity leave, female employee labor protection specified by Chinese Law. Party A shall guarantee the rest right of the contracted employees pursuant to relevant regulations.
Article 7 Working Discipline
1. Party A shall formulate and improve company policies, working discipline according to relevant labor laws and regulations with basis on practical situation of its own company. Party B shall warrant the contracted employee’s abidance of such policies and disciplines.

2. Party B shall warrant the contracted employee will keep Party A’s Trade Secrets and will not disclose any of the materials, documents, and other information of Party A without prior written consent from Party A.
3. Party B shall assist Party A to supervise the contracted employee in executing Party A’s policies and regulation, following Party A’s arrangement, completing his or her work assignment and work tasks prescribed in the Contract.
4. Party B shall assist party A with the evaluation of the contracted employee. The evaluation report will be filed in his or her personnel package.
Article 8 Labor Protection and Other Benefit
1. Party A shall provide the contracted employee with a safe and hygienic working environment that meets the relevant standards stipulated by the State, province or municipality;
2. Party A has the obligation to conduct work accidents and occupational disease report policy under relevant regulations. The result of the report shall be notified to Party B. The contracted employee is entitled to refuse to carry out any work assignments set by Party A that are endanger his or her health and safety;
Article 9 Remuneration of the Contracted Employee and Payment Method
1. The contracted employee’s salary will be determined through mutual consultation of Party A and the employee and will be informed to Party B in the form of written notice. Party B shall pay to the Contracted employee his or her monthly salary on time.
2. Party A shall inform Party B about the work performance and assessment result of the contracted employee. Party B will give reward or pay allowances to certain contracted employee based on his or her good work performance.
3. In the case of the contracted employee following Party A’s arrangement for business trip or meetings, the travel expenses, accommodation fees, or receiving fees shall be born by Party A.
4. The contracted employee’s social insurance will be paid by Party B and the employee pursuant to relevant labor regulations.
5. In the event of sickness or work accident of the contracted employee during the contract term, his or her medical treatment and sick leave salary shall be implemented according to relevant regulations.
6. In the case of the contracted female employee is pregnant, on maternity leave or undergoing a nursing period, her benefit shall be provided according to relevant regulations.
7. Any dispute or issue with regard to the salary, social insurance, and other benefits of the contracted employee will be handled by Party B. If there is any loss caused due to the dispute or issue, Party B shall take the responsibility.
8. Training
The contracted employee may participate in some vocational training upon application to Party A. As agreed by Party A, all cost (including tuition fee, traveling fee and business trip allowance) shall be equally borne both by Party B and the employee, while Party A will pay the portion of amount Party B shall undertake in advance. If the contracted employee resigned during the agreed service term, Party B shall reimburse certain portion of the training expenses paid by Party A subject to the Training Agreement.
Article 10 The Return of the Contracted Employee
1. Party A is entitled to return the contracted employee to Party B without sending a notice 30 days prior under any of the following circumstances, namely:
(1)	where the employee is proven during the probationary period, not to meet the criteria of the recruitment;

(2)	where the employee has committed a serious violation of Party A’s policies and rules or violated the policies and rules for many times without repentance

(3)	where the contracted employee has committed a serious dereliction of duty or has engaged in embezzlement, causing severe losses to the Employers interests;

(4)	where the contracted employee has disclosed trade secrets of Party A and causing losses to Party A;

(5)	where the contracted employee is being pursued for criminal liabilities;

(6)	laws and regulations which might cause losses to party A if such contracted employee is continue to be employed.
2. Party A may return the contracted employee by providing Party B with thirty (30) days’ prior written notice, and proper compensation in accordance with relevant regulations, under any of the following circumstances, namely:
(1)	where, after taking a medical leave and recuperating from an illness or a non-work-related injury, the contracted employee remains unable to return to his/her original position, and is also unfit for reassignment to other duties;

(2)	where, a material change has happened to the status of commercial operations of Party A and result in the termination of the contract;

(3)	any other circumstances stipulated by laws and administrative regulations
3. Party A shall not return the contracted employee, under any of the following circumstances:
(1)	where the contracted employee is suffering from an illness or injury within the stipulated medical leave;

(2)	where the contracted employee is pregnant, on maternity leave or undergoing a nursing period;

(3)	any other circumstances stipulated by laws and administrative regulations
4. Party B may call back the contracted employee under any of the following circumstances, namely:
(1)	Party A uses violence, intimidation, or an unlawful restraint of individual freedom to compel the contracted employee;

(2)	Party A fails to pay Party B the service fee or fails to provide the work condition agreed;
Article 11 Service Fee
1. The service fee hereunder shall be calculated by Party A as below and paid to Party B.
Service fee= Management fee+ actual salary of the contracted employee + bonus, subsidy or allowance                +contracted employee’s social insurance + other expenses
2. Management Fee: Prior to the dispatching, both Parties shall decide the management fee standard and amount based on contracted employees’ number, location, ranks and so on. If the afore mentioned management fee standard is adjusted and caused the adjustment of the management fee during the contract term, both parties shall be decided by both parties through consultation.
3. Calculation and adjustment of the compensation of the contracted employee: salary of the contracted employee will be set forth in the valid labor contract and provided to Party A in writing for review within one working day after the “contracted employee list” is confirmed. During the contract term, when contracted employee’s salary is adjusted, Party B shall notify Party A by written form 10 working days ahead of the settlement date of each month. Party A shall review and calculation to confirm the accuracy and make the payment accordingly.

4. Calculation of the social security of the contracted employee: benchmark amount and premiums of the social security will be set forth in the valid labor contract and provided to Party A in writing for review within one working day after the “contracted employee list” is confirmed. During the contract term, if the social security benchmark or premium is changed subject to state policies, Party B shall notify Party A by written form 10 working days ahead of the settlement date of each month. Party A shall review and confirm the accuracy and make the payment accordingly. Party B shall submit the photocopy of the valid receipts of all social insurance premiums paid for all contracted employees to Party A at Party A’s request.
5. Other expenses are subject to the consultation of both parties 5 working days prior to the service fee payment date.
6. Payment schedule of the service fee: Party A will pay to Party B the amount actual happened during the month. Both parties shall review all the service fees of the year on each 1 October. Service fee shall be paid each month. A late payment of 0.0274% for each delay day shall be fined to Party A except that such delay is caused by Party B’s breaching of this Contract. Party B shall present the valid receipt issued by taxation bureau when collecting the fees from Party A.
7. If Party B fails to pay compensation, social insurance premiums for the contracted employees, late payment fine of 0.0274% per late day shall be paid to Party A by Party B.
Article 12 Contract Renewal and Termination
1. This contract shall surpass all the contracts signed between both parties before. This Contract valid for 5 years except that either party notifies by written format to terminate this Contract 6 months in advance after this Contract is survived for 3 years.
2. In the event of Party A’s working procedure has material change, notification shall be sent to Party B 30 days in advance. Both parties will decide whether the contract will be terminated by consultation.
3. In the event of execution of the Contract was interrupted due to material changes to state policies or Force Majeure, the parties shall consult with each other about the situation.
4. In the event of Party B breaching this contract and cease to carry out this Contract or bring damages to Party A, Party A is entitled to terminate this Contract on its own discretion.
5. Except with prior written consent, Party A is entitled to terminate this Contract if Party B’s equity structure is materially changed after effective date of this Contract and Party B shall undertake all such legal consequence caused. Party A may also request Party B to transfer the contracted employees to a company designated by Party A.
Article 13 Liabilities for Breach of the Obligations
1. In the event of Party A return the contracted employee without reasonable causes, Party A shall calculate and compensate the loss of Party B in line with the unfulfilled contract term based on the compensation Party B made to the contracted employee and the number of the returned employee. In the case of the contracted employee terminate the labor contract with Party B, Party B shall pay Party A the Where the contracted employee terminates his or her labor contract with Party B before the term expires, Party B shall, pay Party A compensation which is equal to the amount paid by the underlying contracted employee to Party B; where such early termination of labor contract causes loss to Party A, Party B shall assume relevant compensation liability (Party A shall provide appropriate documents).
2. In the event of Party B didn’t carry out its obligations under this contract, Party B shall refund the service fee in relation to such contracted employee.
3. Party B shall make sure that the labor contracts signed with the contracted employees is comply with laws and regulations. Any loss caused to Party A due to illegal terms of such labor contract shall be borne by Party B.
4. In the event of Party B violating any legal provisions and caused harm to the contracted employee and bring damages to party A, Party B shall take full responsibility and make full compensation to Party A.

Article 14 Dispute Resolution
1. In the event of any dispute arises during the performance of this Contract, the parties agree to resolve such dispute through friendly consultation; if consultation fails, either Party may submit the dispute to Party A’s local People’s Court.
Article 15 Others
1. Where Party B ceased to work for Party A or terminate the labor contract with Party B, Party B shall start to process the relevant procedure after receiving Party A’s written notice concerning the completion of the work handing over process.
2. Party B shall require the contracted employee keeping Party A’s trade secret within one year after termination of the Contract.
3. Party B without the written approval of Party A will not take out bank loans in excess of Rmb5 million, mortgage or pledge any of its assets or shares to a third party, undertake stock trading, real estate investment or undertake business outside the business scope of its business license.
4. Both parties shall strictly keep its confidentiality obligations under this contract except disclose upon requirement of laws and regulations.
5. Party B shall comply with the anti-bribery laws (including United States Foreign Corrupt Practices Act) of all candidates’ home country, and may not directly or indirectly, offer or give cash (or any other items of value including gifts),to government officials for the purpose of influencing any act or decision of such official in his official capacity, including to do or omit to do any act in violation of the lawful duty of such official, or securing any improper advantage.
6. Where any matter is not addressed herein, such matter shall be stated in a supplemental agreement or appendix of this contract and with equal legal effect.
7. This contract is prepared in 4 (four) sets with two for each Party with effect on the signing date. The Appendices are part of this contract.
(The space below is intentionally left blank.)

Signature page
Party A: Longtop (China) System Co., Ltd. (seal)
Signature of authorized representative or agent of Party A
Party B: Xiamen Longtop Human Resource Service Co., Ltd. (seal)
Signature of authorized representative or agent of Party B